                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-12

                        PEPSIAMERICAS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
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           (2)  Aggregate number of securities to which transaction
                applies:
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                computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which
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

                           [PEPSIAMERICAS, INC. LOGO]

                                                        PepsiAmericas, Inc.
                                                        3501 Algonquin Road
                                                        Rolling Meadows,
                                                        Illinois 60008

                                                        Archie R. Dykes
                                                        Chairman

                                          April 2, 2001

       Dear Shareholder:

           We are pleased to invite you to attend the 2001 Annual Meeting of Shareholders of PepsiAmericas, Inc., to be held on May 3, 2001 at 10:30 a.m., local time, in the Delaware Room of the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois.

           The formal notice of the meeting follows on the next page. Enclosed with this proxy statement are your proxy card, a postage-paid envelope to return your proxy card and a copy of our Annual Report for 2000.

           In order to complete arrangements for the meeting, we would like to know in advance how many shareholders expect to attend. If you plan to attend, please check the box provided on the proxy card.

           Your vote is important, regardless of the size of your holdings. Even if you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it in the accompanying envelope. Instructions regarding voting are contained on the proxy card. If you attend the meeting and prefer to vote in person, you may do so. PROMPT RETURN OF YOUR PROXY WILL SAVE THE EXPENSE OF SENDING YOU A SECOND PROXY.

           We look forward to seeing you at the meeting.

                                       [Archie R. Dykes Signature]

                                       Chairman

                  Notice of Annual Meeting of Shareholders of
                              PEPSIAMERICAS, INC.

Date: May 3, 2001
Time: 10:30 a.m. local time

Place:  The Four Seasons Hotel
      Delaware Room
      120 East Delaware Place
      Chicago, Illinois

Purposes:

    - To elect ten directors; and

    - To act upon such other matters as may properly come before the meeting.

    The close of business on March 9, 2001, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholders, for any purpose germane to the meeting, during ordinary business hours, during the ten days prior to the meeting at our offices at 3501 Algonquin Road, Rolling Meadows, Illinois, 60008.

    Please vote your shares as promptly as possible. Even if you plan to attend the meeting please complete, sign and date the enclosed proxy card and return it in the accompanying envelope. If you attend the meeting, you may vote your shares in person if you wish.

                                          By Order of the Board of Directors

                                          [Steven R. Andrews Signature]

                                          Steven R. Andrews
                                          Corporate Secretary

Rolling Meadows, Illinois
April 2, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Notice of 2001 Annual Meeting of Shareholders of
  PepsiAmericas, Inc........................................
PepsiAmericas, Inc..........................................      1
The Annual Meeting..........................................      1
Voting Instructions.........................................      2
Proposal 1: Election of Directors...........................      4
Our Board of Directors and Committees.......................      8
Director Compensation.......................................     10
Our Largest Shareholders....................................     11
Shares Held by Our Directors and Executive Officers.........     12
Section 16(a) Beneficial Ownership Reporting Compliance.....     12
Executive Compensation......................................     13
Report of Management Resources and Compensation Committee on
  Executive Compensation....................................     17
Report of the Audit Committee...............................     19
Shareholder Return Performance Graph........................     20
Certain Relationships and Related Transactions..............     20
Independent Public Accountants..............................     23
PepsiAmericas' Form 10-K....................................     23
Shareholder Proposals for the 2002 Annual Meeting...........     23
Other Matters...............................................     24

Exhibit A--Audit Committee Charter..........................    A-1

                              PEPSIAMERICAS, INC.

              3501 Algonquin Road, Rolling Meadows, Illinois 60008

                                Proxy Statement

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 3, 2001

                              PEPSIAMERICAS, INC.

    We manufacture, package, sell and distribute carbonated and non-carbonated Pepsi-Cola beverages and a variety of other beverages in the United States, Central Europe and the Caribbean through our principal operating subsidiaries, Pepsi-Cola General Bottlers, Inc. ("Pepsi General") and P-Americas, Inc. ("P-Americas"). Through these two subsidiaries, PepsiAmericas, Inc. is one of the world's largest franchised Pepsi-Cola bottlers, accounting for about 21% of all Pepsi-Cola products sold in the United States.

    In May 1999, our shareholders approved the merger of the former Whitman Corporation into a wholly owned subsidiary of PepsiCo, Inc. ("PepsiCo"). Following the Merger, the PepsiCo subsidiary changed its name to "Whitman Corporation," and the shareholders of the former Whitman Corporation became the owners of approximately 61% of the common stock of the "new" Whitman and PepsiCo became the owner of approximately 39% of the common stock. At the same time, we became a substantially larger company, with several additional Pepsi-Cola franchises in the central portions of the United States and in Central Europe.

    In November 2000, our shareholders authorized the issuance of common stock as provided in an Agreement of Plan and Merger dated as of August 18, 2000 (the "PepsiAmericas Merger Agreement") pursuant to which the former
PepsiAmericas, Inc., the third-largest bottler of Pepsi-Cola products, merged into another of our subsidiaries. The transaction solidified our position as the second-largest anchor bottler of Pepsi-Cola products. Today, we serve a significant portion of an 18 state region, primarily in the Midwest, and outside the United States we serve Poland, Hungary, the Czech Republic, Slovakia, Puerto Rico, Jamaica, the Bahamas, Trinidad and Tobago.

    In January of this year, we changed our name from "Whitman Corporation" to "PepsiAmericas, Inc.", to reflect our primary focus as an anchor bottler of Pepsi-Cola products. Our principal executive offices are located at 3501 Algonquin Road, Rolling Meadows, Illinois 60008, and our telephone number is
(847) 818-5000.

                               THE ANNUAL MEETING

    Our meeting will be held on May 3, 2001 at 10:30 a.m., in the Delaware Room of the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois.

THIS PROXY STATEMENT

    We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the meeting. If you own PepsiAmericas common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials.

    On approximately April 3, 2001, we began mailing these proxy materials to all shareholders of record at the close of business on March 9, 2001 (the "record date"). On the record date there were 156,058,732 shares outstanding and approximately 13,932 holders of record.

QUORUM REQUIREMENT

    A quorum is necessary to hold a valid meeting. The attendance by proxy or in person of holders of 51% of the shares entitled to vote at the meeting will constitute a quorum to hold the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

                              VOTING INSTRUCTIONS

    You are entitled to one vote for each share of common stock that you own as of the close of business on the record date. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

IF YOUR SHARES ARE HELD IN YOUR NAME.

    VOTING BY PROXY. Even if you plan to attend the meeting, you can vote by mail before the meeting by signing, dating and mailing the enclosed proxy card.

    VOTING IN PERSON AT THE MEETING. If you plan to attend the meeting, you can vote in person. In order to vote at the meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the meeting.

    REVOKING YOUR PROXY. As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

    - by filing a written notice of revocation with our Corporate Secretary;

    - by duly signing and delivering another proxy that bears a later date; or

    - by attending the meeting and voting in person.

IF YOUR SHARES ARE HELD IN "STREET NAME".

    VOTING BY PROXY. If your shares are registered in the name of your broker or nominee, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

    VOTING IN PERSON AT THE MEETING. If you plan to attend the meeting and vote in person, you should contact your broker or nominee to obtain a broker's proxy card and bring it and your account statement or other evidence of your share ownership with you to the meeting.

    REVOKING YOUR PROXY. If your shares are held in street name, you must contact your broker to revoke your proxy.

VOTING RULES

    By giving us your proxy, you authorize the individuals named on the proxy card to vote your shares in the manner you indicate at the meeting or any adjournments thereof. With respect to the election of nominees for director, you may:

    - vote "for" the election of the nominees for director named in this proxy statement;

    - "withhold" authority to vote for all of the nominees; or

    - "withhold" authority to vote for one or more of the nominees and vote "for" the remaining nominee(s).

    If a quorum is present at the meeting, the nominees receiving the greatest number of votes will be elected to serve as directors. Because of this rule, non-voted shares and shares whose votes are withheld will not affect the outcome of the election of directors and withholding authority to vote for a particular nominee will not prevent that nominee from being elected.

    If you sign and return your proxy card with no votes marked, your shares will be voted as follows:

    - "for" the election of all nominees for director named in this proxy statement.

    We actively solicit proxy participation. We will bear the cost of soliciting proxies. In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and we will reimburse them for their expenses. Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies. In addition, we have hired Georgeson Shareholder Communications, Inc. for $9,500 plus associated costs and expenses to assist in the solicitation.

TABULATING THE VOTE

    PepsiAmericas has a policy that all proxies, ballots and votes tabulated at a meeting of shareholders are confidential, and the votes will not be revealed to any PepsiAmericas employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements or (2) in the event a proxy solicitation in opposition to the election of the Board of Directors is filed with the Securities and Exchange Commission. Representatives of EquiServe, our stock transfer agent, will tabulate votes and act as inspectors of election at the meeting.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    Our directors are elected each year at the annual meeting by our shareholders. We do not have a classified Board of Directors. Ten directors will be elected at this year's meeting. Each director's term lasts until the 2002 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected. On May 20, 1999, we entered into a Shareholder Agreement with PepsiCo. Pursuant to the Shareholder Agreement, Robert F. Sharpe, Jr., whose biography appears below, and Karl M. von der Heyden, who at the time was the Vice Chairman of PepsiCo, were added to our Board of Directors following the 1999 merger. Mr. von der Heyden retired from our Board of Directors on January 31, 2001, and effective February 1, 2001, Matthew M. McKenna, whose biography appears below, was appointed as a director to take Mr. von der Heyden's place. On November 30, 2000, PepsiAmericas, Inc. entered into a Shareholder Agreement in connection with the PepsiAmericas Merger Agreement. Under this Shareholder Agreement, Robert C. Pohlad, whose biography also appears below, was added to our Board of Directors. All the nominees are currently directors of PepsiAmericas.

    If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting. Set forth below is information furnished with respect to each nominee for election as a director.

                    HERBERT M. BAUM                          DIRECTOR SINCE 1995

                     Chairman, President and Chief Operating Officer The Dial Corporation

[PHOTO1]

                         Mr. Baum, 64, is Chairman, President and Chief
                    Operating Officer of The Dial Corporation. Prior to joining
                     Dial, from 1999 to August 2000, Mr. Baum was employed by Hasbro, Inc. as President and Chief Operating Officer. Prior to joining Hasbro, Mr. Baum was employed by Quaker State Corporation as its Chairman and Chief Executive Officer from 1993 to 1999. Mr. Baum was employed by Campbell Soup Company from 1978 to 1993, where he served in various positions, most recently as Executive Vice
President and President, Campbell North/South America. Mr. Baum serves as a director of The Dial Corporation, Meredith Corporation, Fleming Companies, Inc. and Midas, Inc., a corporation which we spun off to shareholders in January, 1998. He is past chairman of the Association of National Advertisers. Mr. Baum earned his BA degree in Business Administration from Drake University in 1958.

                    RICHARD G. CLINE                         DIRECTOR SINCE 1987

                     Retired Chairman and
                     Chief Executive Officer
                     Nicor Inc.

[PHOTO2]

                        Mr. Cline, 66, served as President and Chief Operating
                    Officer of Nicor Inc. beginning in 1985, and became Chairman of the Board and Chief Executive Officer in 1986. He retired as Chief Executive officer in May, 1995 and continued to serve as Chairman until his retirement from the company at the end of 1995. Prior to joining Nicor, Mr. Cline was an executive of Jewel Companies, Inc. for twenty-two years, becoming Chairman, President and Chief Executive Officer in 1984. He is also Chairman of Hawthorne Investors, Inc., a private management advisory and investment firm he founded in 1996. Additionally, he is a director of Kmart Corporation and Ryerson
Tull, Inc., a trustee of The Northern Funds and The Northern Institutional Funds, and a past chairman of the Federal Reserve Bank of Chicago. From 1998 to 2000,

Mr. Cline was Chairman of Hussmann International, Inc. a corporation which we spun off to shareholders in January, 1998. Mr. Cline is a 1957 graduate of the University of Illinois, and he is a director and past president of the University of Illinois Foundation.

                    PIERRE S. DU PONT                        DIRECTOR SINCE 1990

                     Director, Richards, Layton & Finger, P.A.

[PHOTO3]
                         Governor du Pont, 66, is a director in the law firm of
                    Richards, Layton & Finger, P.A., Wilmington, Delaware. A
                     1956 graduate of Princeton University, he served in the U.S. Navy from 1957-1960 and received his law degree from Harvard University in 1963. After six years in business with E.I. du Pont de Nemours & Co., Inc., he entered politics in 1968, serving in the Delaware House of Representatives (1968-1970), as a member of the U.S. House of Representatives (1971-1977), and as Governor of the State of Delaware (1977-1985). He is a trustee of The Northwestern Mutual Life Insurance Company. Governor du
Pont served as Chairman of the Hudson Institute in 1985-1986 and currently serves as Policy Chairman of the National Center for Policy Analysis.

                    ARCHIE R. DYKES                          DIRECTOR SINCE 1985

                     Chairman
                     PepsiAmericas, Inc.

[PHOTO4]

                         Dr. Dykes, 70, is Chairman of PepsiAmericas, Inc. He
                    also serves as Chairman of Capital City Holdings Inc.,
                     Nashville, Tennessee, a venture capital organization.
                     Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as Chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was Chancellor of the University of Tennessee. Dr. Dykes is a director of Fleming
Companies, Inc., Midas, Inc. and the Employment Corporation. He is also a member of the Board of Trustees of the Kansas University Endowment Association and the William Allen White Foundation. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

                    CHARLES W. GAILLARD                      DIRECTOR SINCE 1997

                     Retired President
                     General Mills, Inc.

[PHOTO5]

                         Mr. Gaillard, 60, spent his entire professional career
                    with General Mills, Inc., joining the company in 1966. He
                     served in various management positions, becoming Executive Vice President in 1989. From 1989 to 1993, he was Chief Executive Officer of an international joint venture with Nestle, S.A. He was elected Vice Chairman and a director of General Mills in 1994 and President in 1995, and also served as a director of the company until retiring in 1999.
Mr. Gaillard graduated from Dartmouth College in 1962 and Harvard Business School in 1966. He also serves as a director of The Valspar Corporation.

                    JAROBIN GILBERT, JR.                     DIRECTOR SINCE 1994

                     President and Chief Executive Officer
                     DBSS Group, Inc.

[PHOTO6]

                         Mr. Gilbert, 55, is President and Chief Executive
                    Officer of DBSS Group, Inc., a management, planning and
                     international trade advisory firm. The firm provides trade advisory services, trade consulting and participates in negotiations. He is also a director of Midas, Inc. and the Venator Group. Mr. Gilbert serves on the Board of Directors of the American Council on Germany and the Harlem Partnership Circle. He is a permanent member of the Council on Foreign Relations.

                    VICTORIA B. JACKSON                      DIRECTOR SINCE 1994

                     President and
                     Chief Executive Officer
                     Victoria Belle, Inc.

[PHOTO7]

                        Ms. Jackson, 46, is the President and Chief Executive
                    Officer of Victoria Belle, Inc., a designer and marketer of fine jewelry. Ms. Jackson received her B.B.A. degree from Belmont University in 1977 and an M.B.A. degree from Vanderbilt University in 1981. Following graduation from college, she joined DSS/ProDiesel, a diesel parts remanufacturing and distribution company based in Nashville, Tennessee, and subsequently served as its President and Chief Executive Officer until February, 1999. Ms. Jackson is also a director of AmSouth Bancorporation and ArvinMeritor Automotive. She has previously served as Chairman of Tennessee's Alcohol and Beverage Commission, as a director of the Association of Diesel Specialists and as a member of the Board of Directors of the Federal Reserve Bank of Atlanta.

                    MATTHEW M. MCKENNA                       DIRECTOR SINCE 2001

                     Senior Vice President and
                     Treasurer
                     PepsiCo, Inc.

[PHOTO8]

                        Mr. McKenna, 50, is Senior Vice President and Treasurer
                    of PepsiCo. Mr. McKenna joined PepsiCo in 1993 as Vice President, Taxes. Prior to joining PepsiCo, he was a partner with the law firm of Winthrop, Stimson, Putnam &
                    Roberts in New York. Mr. McKenna graduated from Hamilton College in 1972, and received law degrees from Georgetown
University in 1975 and 1978.

                    ROBERT C. POHLAD                         DIRECTOR SINCE 2000

                     Vice Chairman and
                     Chief Executive Officer
                     PepsiAmericas, Inc.

[PHOTO9]

                        Mr. Pohlad, 46, became our Chief Executive Officer on
                    November 30, 2000 and was named Vice Chairman in January, 2001. Mr. Pohlad served as Chairman, Chief Executive Officer and Director of PepsiAmericas, Inc. prior to the PepsiAmericas transaction, a position he had held since 1998. From 1987 to present, Mr. Pohlad has also served as
President of the Pohlad Companies. Prior to 1987, Mr. Pohlad was Northwest Area Vice President of the Pepsi-Cola Bottling Group. Mr. Pohlad is also a director of Mesaba Holdings, Inc.

                    ROBERT F. SHARPE, JR.                    DIRECTOR SINCE 1999

                     Senior Vice President, Public Affairs
                     and General Counsel
                     PepsiCo, Inc.

[PHOTO10]

                        Mr. Sharpe, 49, is Senior Vice President, Public Affairs
                    and General Counsel of PepsiCo. Mr. Sharpe joined PepsiCo as Senior Vice President, General Counsel in January 1998.
                    Mr. Sharpe was Senior Vice President and General Counsel of RJR Nabisco Holdings Corp. from 1996 until he joined PepsiCo. He was previously Vice President, Tyco
International Ltd. from 1994 to 1996 and Vice President, Assistant General Counsel and Secretary of RJR Nabisco Holdings Corp. and RJR Nabisco, Inc. from 1989 to 1994. Mr. Sharpe is also a director of The Pepsi Bottling Group, Inc.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE
                                   NOMINEES.

                     OUR BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of PepsiAmericas, as provided by Delaware law. The Board of Directors held six meetings in 2000. In addition to meetings of the full Board, directors also attended Committee meetings. Each director attended at least 75% of all of the meetings of the Board of Directors and of those Committees on which he or she served. The Board of Directors has standing Executive, Audit, Management Resources and Compensation, Finance and Pension and Affiliated Transaction committees, as well as a Committee on Directors. The following table shows the membership of these committees:

                                                       MANAGEMENT
                                                       RESOURCES     FINANCE     COMMITTEE    AFFILIATED
                                                        AND           AND         ON          TRANSACTION
             NAME                EXECUTIVE  AUDIT      COMPENSATION  PENSION     DIRECTORS    COMMITTEE
Herbert M. Baum                     X                       X            X
Richard G. Cline                    X                       X*                       X            X
Pierre S. du Pont                                                        X*          X            X
Archie R. Dykes                     X                       X                        X*           X*
Charles W. Gaillard                            X                         X
Jarobin Gilbert, Jr.                           X*           X
Victoria B. Jackson                            X                                     X
Matthew M. McKenna                                                       X
Robert C. Pohlad                    X*
Robert F. Sharpe, Jr.                                       X

    * Denotes Committee Chairman.

    The EXECUTIVE COMMITTEE is constituted by the Board of Directors to act in lieu of the Board of Directors and between meetings of the Board of Directors. During 2000, the Executive Committee held no meetings.

    The AUDIT COMMITTEE assists the Board of Directors in fulfilling its oversight responsibility with respect to our financial statements, reports and other financial information and internal controls. The Audit Committee serves as an independent and objective body to monitor our financial reporting process and internal control systems.

    The Audit Committee reviews our annual financial statements included in our Annual Report on Form 10-K and the audit report we receive from our independent certified public accountants, and discusses any findings in the audit report. The Audit Committee also recommends the selection of our independent certified public accounting firm each year, reviews audit and any non-audit fees we pay to the certified public accountants, and considers factors relating to their independence. The Audit Committee also reviews audit reports of the internal auditors, and the internal auditors give reports to and answer inquiries from the Audit Committee as required. The Audit Committee reports its findings and recommendations to the Board for appropriate action. During 2000, the Audit Committee held three meetings.

    The MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE, which held five meetings in 2000, is primarily responsible for each of the following activities:

    - supervising our compensation policies;

    - management evaluation and succession planning;

    - administering our Management Incentive Compensation Plan and Stock Incentive Plan;

    - reviewing salaries on authority delegated by the Board;

    - approving salary adjustments except those of the Chairman of the Board and the Chief Executive Officer;

    - approving significant changes in salaried employee benefits; and

    - recommending to the Board such other forms of remuneration as it deems appropriate.

    The FINANCE AND PENSION COMMITTEE supervises our financial affairs and receives and reviews reports pertaining to our pension plans. The Board has delegated to the Finance and Pension Committee and certain officers its authority to approve financing arrangements involving the borrowing of up to $100 million in any one transaction. The Finance and Pension Committee periodically reports to the Board on action taken to approve financing transactions in excess of $25 million. During 2000, the Finance and Pension Committee held two meetings.

    The COMMITTEE ON DIRECTORS is responsible for presenting nominations of prospective Board members to the Board and to consider other matters pertaining to Board membership, such as meeting dates, retirement policy and compensation of outside directors. In November 1999, former Chairman and CEO, Bruce S. Chelberg announced to the Board that he planned to retire at the end of 2000, and the Board appointed the Committee on Directors to serve as a search committee to find a replacement for Mr. Chelberg. The committee completed its work in 2000 with the selection of Mr. Pohlad to succeed Mr. Chelberg as CEO. The committee met four times in 2000. In February of this year, the Committee on Directors reviewed and recommended a new proposal for compensating outside directors, which was approved by the Board of Directors in February. See "Director Compensation".

    In carrying out its responsibility to find the best qualified persons to serve as directors, the Committee on Directors will consider nominees recommended by other directors, shareholders and management. The Committee on Directors will consider appropriate data with respect to each suggested candidate, consisting of age, business experience, educational background, current directorships, involvement in legal proceedings during the last five years which are material to evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director. Each recommendation should be sent to the attention of the Secretary, PepsiAmericas, Inc., prior to December 1 of each year. Shareholder nominees for director may also be presented pursuant to our bylaws as described in this proxy statement under "Shareholder Proposals for the 2002 Annual Meeting."

    The AFFILIATED TRANSACTION COMMITTEE consists of at least three "independent directors" (persons who are not, and for the last two years have not, (1) been an officer or director of PepsiCo or an affiliate of PepsiCo, (2) owned in excess of 1% of the shares of PepsiCo, or (3) owned any ownership interest in a party to an "affiliated transaction"), who review, consider and pass upon any "affiliated transaction". An "affiliated transaction" includes certain transactions with a value of more than $10 million with PepsiCo or certain entities in which PepsiCo has an ownership interest. The Affiliated Transaction Committee also oversees the process of determining whether the contingent payments are earned under the PepsiAmericas Merger Agreement. Until our obligations to make contingent payments under the PepsiAmericas Merger Agreement have been finally determined, neither Mr. Pohlad nor any of his affiliates may serve on the Affiliated Transaction Committee. The Committee met 10 times in 2000 in connection with the transactions involved in the PepsiAmericas Merger Agreement.

                             DIRECTOR COMPENSATION

    Directors who are PepsiAmericas employees receive no fees for their services as director. In previous years, outside directors received an annual retainer of $24,000, plus $1,000 for each meeting of the Board of Directors and $1,000 for each meeting of a Committee of the Board he or she attended. The Chairman of each Committee of the Board received an additional $5,000 annual retainer. Outside directors also received a supplemental retainer consisting of 625 shares of our common stock, plus the equivalent fair market value of such shares in cash.

    Following the PepsiAmericas transaction described on page 1 of this Proxy Statement, the Board of Directors undertook an assessment of its compensation philosophy and practices for outside directors. With the assistance of executive compensation consultants, the Committee on Directors reviewed information derived from recently issued proxy statements from an identified group of peer companies (consisting of companies in the food, beverage and related products industries) and published compensation surveys which report board of directors' compensation practices, with two goals in mind: (1) determining the appropriate level of overall compensation for directors and (2) increasing the percentage of stock-based compensation to more closely align the directors' compensation with the performance of our stock. Based on this review, in February of this year the Committee on Directors recommended a new compensation structure that was unanimously approved by the Board of Directors.

    The new fee structure for our outside directors provides for total compensation of approximately $60,000 per year, comprised of the following:
(1) $25,000 cash retainer, paid in equal quarterly installments of $6,250;
(2) an annual option grant valued at $30,000; and (3) a meeting fee of $1,000 per Board or Committee meeting (assuming five meetings per year). In addition, the Chairman of each of the Board's Committees, except for Dr. Dykes, whose compensation is discussed below, receive an additional $5,000 retainer per year, payable in quarterly installments of $1,250. For purposes of the meeting fees, Board and Committee meetings held on the same day are considered to be one meeting.

    The director options are non-qualified stock options issued under our 2000 Stock Incentive Plan. These options have an exercise price equal to the fair market value of the stock on the date of grant, and are exercisable immediately and have terms of seven years. The number of shares subject to each of these options is determined by dividing $30,000 by the estimated per share option fair value, which is 33% of the exercise price of the option as determined in accordance with our 2000 Stock Incentive Plan. This will occur on or about the first day of March, each year.

    The new fee structure is based on the middle of the market compensation levels for companies in similar industries and of similar size (in terms of revenue). This is consistent with our overall compensation philosophy, which targets base salary levels at the 50th percentile of the market and total direct compensation levels at the 75th percentile of the market for superior performance.

    In addition, we entered into an agreement with Dr. Dykes, effective
November 30, 2000, for his service as non-executive Chairman of the Board of Directors. Under the agreement, Dr. Dykes is not considered to be an employee of PepsiAmericas and is not covered by any employee benefit plans. The agreement is for a term of two years and provides for a cash retainer of $250,000 per year, payable monthly, together with a one-time grant of a non-qualified option to purchase 100,000 shares of our common stock. The option has a term of 10 years and will become exercisable as to 50% of the shares on the first anniversary of the effective date of the agreement and as to the remaining 50% on the second anniversary of the effective date of the agreement. The option was issued at the fair market value of our common stock on November 30, 2000 (as determined in accordance with our 2000 Stock Incentive Plan). Under the terms of the agreement, Dr. Dykes will also receive up to $65,000 annually (for the two-year term of the agreement) to cover the cost of an office and an administrative assistant. The foregoing arrangements are in lieu of all other compensation that Dr. Dykes otherwise would be entitled to receive as a member of the Board of Directors, including meeting and Committee Chairmanship fees.

                            OUR LARGEST SHAREHOLDERS

    The following table sets forth information, as of February 28, 2001, with respect to the beneficial ownership of our common stock of each person who, to our knowledge, beneficially owned more than five percent of our common stock.

                                        NUMBER OF SHARES
                                         AND NATURE OF          PERCENT
        NAME AND ADDRESS              BENEFICIAL OWNERSHIP      OF CLASS
        ----------------              --------------------      --------
PepsiCo, Inc.(a)................          69,357,085             44.4%
700 Anderson Hill Road
Purchase, NY 10577

Dakota Holdings, LLC(b).........          14,562,970              9.3%
3800 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN 55402

------------------------

(a) PepsiCo acquired 54,000,000 of these shares in connection with the 1999 transaction described on page 1 of this proxy statement. Amount shown includes 54,794,115 shares held by PepsiCo (36.8%) plus 14,562,970 shares (9.3%) held by Dakota Holdings, LLC.

(b) Includes a warrant to acquire 377,128 shares. Dakota Holdings, LLC is a Delaware limited liability company whose members are the following: The Pohlad Companies; Beverages, Food & Service Industries, Inc., a wholly owned subsidiary of PepsiCo; Pepsi-Cola Metropolitan Bottling Co., Inc., another wholly owned subsidiary of PepsiCo; PepsiCo Beverage Investment, LLC, a company under common control with the Pohlad Companies; and Midwest Beverage Holdings, LLC, which is also a company under common control with the Pohlad Companies. Robert C. Pohlad, our Vice Chairman, Chief Executive Officer and a director, is the President and the owner of one-third of the capital stock of the Pohlad Companies. See "Certain Relationships and Related Transactions".

              SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS

    The table below lists the beneficial ownership of shares of our common stock, as of February 28, 2001, by each director and nominee for director, by each executive officer named below, and by all directors and executive officers as a group. Except as identified below, the named individual or family members had sole voting and investment power with respect to the listed shares.

                                             AMOUNT AND NATURE
                                               OF BENEFICIAL      PERCENT
         NAME OR IDENTITY OF GROUP           OWNERSHIP (A) (B)    OF CLASS
         -------------------------           -----------------    --------
Steven R. Andrews..........................          39,199            *
Herbert M. Baum............................           9,517            *
Bruce S. Chelberg..........................       1,273,147            *
Richard G. Cline...........................          12,767            *
G. Michael Durkin..........................          49,299            *
Pierre S. du Pont..........................          10,317            *
Archie R. Dykes............................           7,609            *
Martin M. Ellen............................         240,200            *
Charles W. Gaillard........................           9,017            *
Jarobin Gilbert, Jr........................           6,617            *
Victoria B. Jackson........................           9,117            *
Matthew M. McKenna(c)......................      69,364,102         44.5%
Peter M. Perez.............................         273,611            *
Lawrence J. Pilon..........................         388,470            *
Robert C. Pohlad(d)........................      14,574,062          9.3%
Robert F. Sharpe, Jr.(c)...................      69,365,592         44.5%
Larry D. Young.............................         273,314            *
All Directors and Executive
 Officers as a Group (19 persons)..........      72,191,088         46.3%

------------------------

*Less than 1%.

(a) Includes shares which the named director or executive officer has the right to acquire within 60 days after February 28 2001, through exercise of stock options, as follows: Mr. Andrews, 37,199; Mr. Chelberg, 973,829 shares;
    Mr. Durkin, 49,299 shares; Mr. Ellen, 233,200 shares; Mr. Perez, 269,169 shares; Mr. Pohlad, 11,092 shares; Mr. Pilon, 375,343 shares; Mr. Young, 259,282 shares; and 5,517 shares each for Messrs. Baum, Cline, du Pont, Gaillard, Gilbert, McKenna and Sharpe and Ms. Jackson.

(b) The number of shares of our common stock shown as beneficially owned by all directors and executive officers as a group includes 2,457,735 shares which directors and executive officers have the right to acquire within 60 days after February 28, 2001, through the exercise of stock options, no shares subject to possible forfeiture under outstanding restricted stock awards, and 10,987 shares representing the vested beneficial interest of such persons under our Retirement Savings Plan.

(c) Messrs. McKenna and Sharpe disclaim beneficial ownership of the 54,794,115 shares of common stock owned by PepsiCo and the 14,562,970 shares owned by Dakota Holdings, LLC. See "Our Largest Shareholders."

(d) Includes 14,562,970 shares of common stock owned by Dakota Holdings, LLC. See "Our Largest Shareholders".

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and the New York Stock Exchange. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis. Based solely on our review of the forms furnished to us, upon our records and other information, we believe that all required reports were timely filed during the past year.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The table below shows compensation for certain executive officers for services in all capacities to PepsiAmericas and its subsidiaries during fiscal years 1998, 1999 and 2000. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the Securities and Exchange Commission and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future.

                                                                                              LONG TERM               ALL OTHER
                                               ANNUAL COMPENSATION                          COMPENSATION            COMPENSATION
                                -------------------------------------------------   -----------------------------   -------------
                                                                                               AWARDS
                                                                                    -----------------------------
                                                                                    RESTRICTED STOCK   SECURITIES
                                                                    OTHER ANNUAL       AWARDS AND      UNDERLYING
                                                                    COMPENSATION          LTIP          OPTIONS
NAME AND PRINCIPAL POSITION(A)    YEAR     SALARY ($)   BONUS ($)      ($)(B)       PAYMENTS ($)(C)       (#)          ($)(D)
------------------------------  --------   ----------   ---------   -------------   ----------------   ----------   -------------
Robert C. Pohlad                  2000       50,000           --         2,585                                --          1,000
  Vice Chairman and
  Chief Executive Officer

Bruce S. Chelberg                 2000      750,000           --       114,293                                --      6,087,835
  Former Chairman and Chief       1999      750,000      562,500        71,244                           383,900         79,354
  Executive Officer               1998      750,000      450,000        26,155                                --      1,348,732

Steven R. Andrews                 2000      233,750      125,000        72,395                            61,600         19,050
  Senior Vice President           1999      135,511      135,000        16,806                            50,000          8,293
  Secretary and General                                                                                       --
  Counsel

G. Michael Durkin                 2000      244,458      237,000        53,348                            62,900         21,054
  Senior Vice President and       1999      152,163      170,000        12,203                            85,000          5,573
  Chief Financial Officer

Martin M. Ellen                   2000      285,000           --        53,598                            76,600         19,122
  Former Senior Vice President    1999      280,000      180,000       105,123                            96,600         22,600
  and Chief Financial Officer     1998       65,000      115,000         4,650                            60,000          3,900

Peter M. Perez                    2000      222,500      130,000        22,571                            60,140         29,348
  Former Senior Vice              1999      205,000      145,000       114,280                            70,600         18,300
  President--Human Resources      1998      177,769      100,000        65,625                            60,000         12,795

Lawrence J. Pilon                 2000      260,000      165,000        40,513                            71,101         27,515
  Former Senior Vice              1999      260,000      165,000        47,930                            85,300        596,361
  President--Administration       1998      260,000      145,000        16,496                           100,000        848,077

Larry D. Young                    2000      399,167      242,000       115,766                           106,800         35,261
  President and Chief             1999      375,000      240,000        37,798                           116,100         30,185
  Operating                       1998      276,667      150,000         8,193                            90,000         23,307
  Officer--International

------------------------

(a) Mr. Pohlad joined us as Chief Executive Officer and as a director on November 30, 2000, which is the effective date of Mr. Chelberg's retirement as Chairman and Chief Executive Officer. Mr. Pohlad was named Vice Chairman on January 11, 2001. Mr. Andrews joined us in May, 1999 and Mr. Durkin joined us as the Senior Vice President of our East Group in May, 1999 in connection with the 1999 PepsiCo transaction referred to on page 1.
    Mr. Durkin was named as Senior Vice President and Chief Financial Officer effective November 30, 2000.

   Mr. Ellen joined us in October, 1998 and served as Senior Vice President and Chief Financial Officer until November 30, 2000. Mr. Ellen left the Company in February, 2001. Mr. Pilon left the Company in December, 2000, and
    Mr. Perez left the Company in February, 2001. See "Termination Benefits."

(b) The amounts shown for Other Annual Compensation include automobile allowances, taxes, insurance, expenses, financial planning expenses, professional and club dues, and certain other perquisites paid for the named executives. For 2000, the amounts shown include moving expenses in the amount of $38,730 for Mr. Durkin and $70,346 for Mr. Young, and professional and club dues in the amount of $27,959 for Mr. Andrews and $13,159 for Mr. Ellen.

(c) No shares of restricted stock were outstanding at December 30, 2000 and no long-term incentive plan payments were made in 2000.

(d) The amounts shown for All Other Compensation are amounts accrued under a nonqualified retirement plan, the 2000 values of premiums we paid or the imputed annual income for an executive split dollar life insurance program established July 1, 1996, to replace benefits formerly provided under our group program, and a payment of $5,979,856 in connection with Mr. Chelberg's Change-in-Control and related agreements (See "Termination Benefits" on page 16).

OPTION GRANTS IN FISCAL 2000

    The following table gives more information on stock options granted in 2000 to the executive officers named in the summary compensation table under our 2000 Stock Incentive Plan. No stock appreciation rights were granted.

                                              PERCENTAGE OF
                               NUMBER OF          TOTAL
                               SECURITIES        OPTIONS
                               UNDERLYING      GRANTED TO       EXERCISE
                                OPTIONS       EMPLOYEES IN      OR BASE      EXPIRATION
           NAME              GRANTED (#)(A)     2000 (%)      PRICE ($/SH)      DATE      GRANT DATE VALUE ($)(B)
           ----              --------------   -------------   ------------   ----------   -----------------------
Robert C. Pohlad...........           0
Bruce S. Chelberg..........           0
Steven R. Andrews..........      61,600           2.65%          12.387        2/18/10            270,000
G. Michael Durkin..........      62,900           2.70%          12.387        2/18/10            276,000
Martin M. Ellen............      76,600           3.30%          12.387        2/18/10            336,000
Peter M. Perez.............      60,200           2.59%          12.387        2/18/10            264,000
Lawrence J. Pilon..........      71,101           3.06%          12.387        2/18/10            312,000
Larry D. Young.............     106,800           4.60%          12.387        2/18/10            469,000

------------------------

(a) All options were granted at a price equal to 100% of the fair market value of our common stock at date of each grant. Options become exercisable as to one-third on the first anniversary of the date of grant, two-thirds on the second anniversary, and in full on the third anniversary.

(b) The grant date values were determined using the Black-Scholes option pricing model, using the following assumptions: expected volatility of 27.2%, risk-free interest rate of 4.7%, dividend yield of 1.0% and a 5 year expected life.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table shows the number and value of unexercised stock options for the executive officers named in the summary compensation table during 2000. No options were exercised by such officers in 2000.

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                  OPTIONS/SARS HELD AT       IN-THE-MONEY OPTIONS AT
                                                 DECEMBER 30, 2000 (#)      DECEMBER 30, 2000 ($)(A)
                                               --------------------------   -------------------------
                    NAME                       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                    ----                       --------------------------   -------------------------
Robert C. Pohlad.............................           0        33,276     $        0     $129,943
Bruce S. Chelberg............................   1,049,722             0     $1,907,610     $      0
Steven R. Andrews............................      16,666        94,934     $        0     $245,677
G. Michael Durkin............................      28,333       119,567     $        0     $250,862
Martin M. Ellen..............................      92,200       141,000     $   31,872     $305,501
Peter M. Perez...............................     143,164       107,267        113,206     $240,093
Lawrence J. Pilon............................     375,343             0     $  493,760     $      0
Larry D. Young...............................     184,982       184,200     $  138,896     $425,946

------------------------

(a) Based on the closing price of our common stock of $16.375 on December 29, 2000, as reported for New York Stock Exchange Composite Transactions.

PENSION PLANS

    We maintain qualified, defined benefit pension plans and nonqualified retirement plans paying benefits in optional forms elected by our employees based upon percentage multipliers which are applied to covered compensation and credited service. The benefit formula provides a normal retirement benefit of 1% of covered compensation for each year of credited service (excluding 1989-1991), up to a maximum of 20 years. Special minimum benefits based on credited service accrued through December 31, 1988, and covered compensation at retirement are also included.

    The following table reflects future benefits, payable as life annuities upon retirement, in terms of a range of amounts determined under the benefit formula mentioned above, at representative periods of credited service.

                                 ANNUAL PENSION

                                                           YEARS OF CREDITED SERVICE (B)
             COVERED                                -------------------------------------------
         COMPENSATION (A)                              5          10         15      20 OR MORE
         ----------------                           --------   --------   --------   ----------
            $  400,000    ........................  $ 20,000   $ 40,000   $ 60,000    $ 80,000
               600,000    ........................    30,000     60,000     90,000     120,000
               800,000    ........................    40,000     80,000    120,000     160,000
             1,000,000    ........................    50,000    100,000    150,000     200,000
             1,200,000    ........................    60,000    120,000    180,000     240,000

------------------------

(a) Covered compensation includes salary and bonus, as shown in the summary compensation table, averaged over the five consecutive years in which such compensation is the highest.

(b) As of January 1, 2000, the executive officers named in the summary compensation table had the following years of credited service: Mr. Pohlad, 0 years; Mr. Chelberg, 18 years; Mr. Andrews, 1 year; Mr. Durkin, 1 year; Mr. Ellen, 2 years; Mr. Perez, 6 years; Mr. Pilon, 7 years; and Mr. Young, 16 years.

TERMINATION BENEFITS

    In 1995, we entered into amended Change in Control Agreements with Messrs. Chelberg and Pilon and certain other officers. These Change in Control Agreements, originally adopted in 1985 and amended and updated from time to time thereafter, were a result of a determination by the Board of Directors that it was important and in the best interests of our company and its shareholders to ensure that, in the event of a possible change in control of our company, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. A revised form of Change in Control Agreement was entered into with Messrs. Ellen, Perez, Young and certain other officers in 1997.

    For purposes of these Change in Control Agreements, a "change in control" includes (i) a consolidation or merger of our company in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than a transaction in which the proportionate ownership of our common stock and the surviving corporation remains substantially unchanged; (ii) a shareholder approved plan or proposal for our liquidation; (iii) the acquisition by any person of 25% or more of our voting securities; (iv) over a two-year period, persons who are our directors cease to constitute a majority of our Board of Directors, unless the new directors were approved by a two-thirds vote of the continuing directors; or (v), for certain officers, the sale or other disposition of a majority of the stock or of all or substantially all of the assets of one of our significant subsidiaries in one or more transactions. The spin-offs of Hussmann International, Inc and Midas, Inc. in January, 1998 constituted a "change in control" for purposes of the agreements with Messrs. Chelberg and Pilon, but not for purposes of the agreements with Messrs. Ellen, Perez and Young. Mr. Pilon received a partial payment of the compensation payable to him under the terms of his agreement in 1998 and, as noted in the Summary Compensation Table, an additional payment in 1999, while agreeing to remain with us for a transition period following the spin-offs.
Mr. Chelberg also received a partial payment of the compensation payable to him under the terms of his agreement in 1998, and Mr. Chelberg received additional amounts due under his agreement in January, 2000, all of which are recorded under "All Other Compensation" in the Summary Compensation Table. In January, 2000, Messrs. Chelberg and Pilon also entered into agreements with us to continue their employment through an extended transition period ending on or about December 31, 2000, in their current positions and at their then current levels of compensation. Mr. Chelberg received final payment of the amounts owed to him under his agreement in January, 2001. That payment is recorded under "All Other Compensation" in the Summary Compensation Table.

    The 1999 PepsiCo transaction described on page 1 constituted a "change in control" for purposes of the definition set forth in the agreements held by Messrs. Ellen, Perez and Young, and the other conditions for payment under these officers' agreements were met in 2000. Mr. Ellen received a payment of $2,344,840 in full satisfaction of his agreement in January, 2001.

    In November, 2000, Messrs. Young and Perez entered into agreements with us which entirely replaced their Change in Control Agreements. First, Messrs. Young and Perez entered into agreements to remain employed in their positions through January 15, 2001 to assist in the transition following the PepsiAmericas transaction described on page 1. In connection with these agreements, Messrs. Young and Perez received payments of $1,637,270 and $986,813, respectively, in January, 2001. Second, Messrs. Young and Perez also entered into agreements with us whereby they agreed that if they would remain employed in their current positions after January 15, 2001, either they or we could terminate their employment for any reason prior to December 31, 2002 and receive the remaining amounts that would have been payable under their Change in Control Agreements. Mr. Perez terminated his employment in February, 2001 and received a payment of $986,813, in full satisfaction of our obligations under his agreements.

    In May 1999, we entered into a similar Change in Control Agreement with Mr. Andrews. For purposes of this agreement, a "change in control" includes
(i) the acquisition by any person other than us (or certain related parties) of 50% or more of our outstanding voting securities, (ii) persons who are our directors cease to constitute a majority of our Board of Directors, unless the new directors were approved by a vote of the continuing directors, (iii) our complete liquidation or dissolution, or (iv) a reorganization, consolidation or merger of us or sale or of all or substantially all of our assets, unless the transaction involves all of the following elements: (A) the proportionate ownership of our common stock and the surviving corporation remains substantially unchanged, (B) no person other than us (or certain related parties) owns 25% or more of our outstanding voting securities, and (C) persons who are our directors constitute a majority of the Board of Directors of the surviving corporation following the transaction. In addition, a "change in control" also includes any of the events described above with respect to Pepsi General. Neither the PepsiCo transaction nor the PepsiAmericas transaction described on page 1 constituted a "change in control" for purposes of Mr. Andrews' agreement.

    Benefits are payable under these Change in Control Agreements only if a "change in control" has occurred and within three years thereafter the officer's employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as demotion, relocation, loss of benefits or other changes. The principal benefits to be provided to officers under these Change in Control Agreements are (i) a lump sum payment equal to three years' compensation (base salary and incentive compensation); and (ii) continued participation in our employee benefit programs or equivalent benefits for three years following termination.

    These Change in Control Agreements provide that if separation payments thereunder, either alone or together with payments under any other plan of ours, would constitute a "parachute payment" as defined in the Federal Internal Revenue Code and subject the officer to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, we will pay such tax and any taxes on such payment.

    These Change in Control Agreements are not employment agreements, and do not impair our right to terminate the employment of the officer with or without cause prior to a change in control, or, absent a potential or pending change in control, the right of the officer to voluntarily terminate his or her employment.

           REPORT OF MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Management Resources and Compensation Committee of our Board of Directors consists of five non-employee directors. Our general responsibilities are described on pages 8 and 9 of this proxy statement.

    INTRODUCTION

    Most of our compensation programs and executive compensation plans have been in effect for many years. As the Management Resources and Compensation Committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria. In 1992, we established formal guidelines aligning executive compensation targets with expected performance results. However, while we believe that formula-driven plans can contribute to the profitable growth of PepsiAmericas and consistent improvement in returns to shareholders, it is also appropriate to exercise judgment with respect to an individual executive's compensation to encourage and reward performance.

    Actual and potential awards under PepsiAmericas' programs and plans, as well as performance criteria, vary in proportion to each executive officer's accountability with respect to policy making and execution. Our salary policies and executive compensation plans are expressly constituted to encourage and reinforce individual and collective performance, leading to increased shareholder value. Our programs also seek to align short and long-term executive compensation opportunities with the interests of shareholders. The short term incentive plan focuses on continuous improvement in annual financial performance. The long term program is designed to reward above average returns to shareholders through stock appreciation and dividend growth.

    With the assistance of executive compensation consultants, we periodically assess the consistency of PepsiAmericas' executive compensation programs with our guidelines, PepsiAmericas' business strategy and general market practices.

    SALARIES

    We determine base salaries and salary bands for all salaried employees of PepsiAmericas, Pepsi General and P-Americas, including the executive officers named in the Summary Compensation Table, based on the results of periodic market surveys. We do not base actual salary bands exclusively on a formula and companies are not grouped to assess comparability according to narrowly defined criteria. We derive salary bands from the skills and responsibilities required by a position, the averages of salary levels of hundreds of comparable positions and comparable companies, and from information in numerous databases generated by outside consultants. Numerous criteria such as financial performance, revenues and position responsibilities affect comparability. In determining the salaries for all salaried and executive positions at PepsiAmericas, Pepsi General and P-Americas, we analyze many databases and combinations of databases containing information on similar companies. These databases may or may not include the companies included in the S&P Mid-Cap 400 Index, which is used in the performance graph to reflect shareholder return.

    Generally, we evaluate the performance of each executive officer annually and we base salary adjustments on various factors including personal performance, current position in the relevant salary band and comparable company data. Accordingly, we do not have a general policy to set salaries of executive officers at any specific level within the salary band for their particular position. We approve salary actions for approximately 15 key corporate and operating company officers. In the case of Mr. Chelberg, by agreement with us, and in view of the recent transactions involving us, his salary had been frozen since July, 1997, and remained so until his retirement. In the case of Mr. Pohlad, his salary was set by the Board of Directors after following the guidelines set forth in the preceding paragraph.

    MANAGEMENT INCENTIVE COMPENSATION PLAN

    The executive officers named in the Summary Compensation Table, together with approximately 81 additional executives and managers of PepsiAmericas, Pepsi General and P-Americas, participate in the Management Incentive Compensation Plan. Target amounts payable under this plan are established annually and are proportionate to each participant's accountability for PepsiAmericas' business plans. The actual value of compensation these executives earn under this plan is based primarily on a formula which relates the target amounts and objectives we establish to corporate and subsidiary financial results and, except for Mr. Pohlad, individual performance objectives. The financial performance measures are earnings before interest, income taxes, depreciation and amortization (EBITDA) and operating income (at 86.25% of target in 2000). The percentage of the target amount related to attainment of financial objectives is 100% for Mr. Pohlad, and 75% for the other executive officers named in the Summary Compensation Table, with the balance related to individual performance objectives. P-Americas executives were given awards for fiscal 2000 based on the plan in effect for them prior to the PepsiAmericas merger described on page 1. For plan years beginning in 2001, only the PepsiAmericas Management Incentive Compensation Plan will be used.

    LONG TERM PERFORMANCE COMPENSATION PROGRAM

    The Long Term Performance Compensation Program was designed to establish performance criteria for awarding restricted stock and stock options to PepsiAmericas' executives, including those named in the Summary Compensation Table, under PepsiAmericas' 2000 Stock Incentive Plan. We based the value of compensation available through this long term program on target amounts (expressed in dollars) that will be earned by participants if PepsiAmericas' cumulative total return on invested capital (ROIC), as defined in the plan, meets pre-established target levels. Values range from a 33 1/3% of target minimum payment to a maximum of 150% of the target amount.

    Awards under the long term plan consist of a fixed or guaranteed portion equal to 33 1/3% of target, payable in non-qualified stock options, and a variable portion equal to 66 2/3% of target compensation subject to achievement of the ROIC targets, payable one half in restricted stock and one-half in restricted cash. The stock options and restricted stock vest as to 1/3 of the awards on each of the first three anniversaries of the awards, and the restricted cash vests in its entirety on the third anniversary of the award.

    Performance cycles under this long term program currently are two-year forward-looking measurements of ROIC. New two-year performance cycles are set by the Committee each year. Following the performance measurement period ending December 30, 2000, the ROIC was calculated at 10.97%, resulting in a payment of 74.7% of target awards. P-Americas' executives were given awards for fiscal 2000 based on the procedures in effect for them prior to the PepsiAmericas transaction described on page 1. For Plan years beginning in 2001, only the PepsiAmericas Long Term Incentive Plan will be used.

    TAX LAW CHANGES IN DEDUCTIBILITY

    Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to or accrued by us for the five most highly compensated employees, unless certain forms of compensation meet certain performance or other criteria mandated by law.

    Mr. Chelberg deferred portions of his 1998 compensation, but none of his 1999 or 2000 compensation. We anticipate that most of the compensation
Mr. Chelberg received and all of the compensation received by the other executive officers named in the Summary Compensation Table will be deductible for tax purposes. We have not made any determination with respect to our total compensation program as it may be affected by changes in these tax laws for future years. While we structure our compensation programs with a view to satisfying these rules, we might under certain circumstances conclude that our corporate interests are better served by programs or plans that do not satisfy these criteria.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The name of each person who serves as a member of the Management Resources and Compensation Committee is set forth below. There are no compensation committee interlocks.

                           Richard G. Cline, Chairman
                                Herbert M. Baum
                                Archie R. Dykes
                              Jarobin Gilbert, Jr.
                             Robert F. Sharpe, Jr.

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee of the Board of Directors consists of three members who are neither officers nor employees of the Company, and who meet the independence requirements of the New York Stock Exchange. Information as to these persons, as well as their duties, is provided on page 8. The Audit Committee met three times during 2000 with KPMG LLP and management and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. The Audit Committee recommended the appointment of KMPG as our independent accountants, and considered factors relating to their independence. In addition, the Audit Committee received reports and reviewed matters regarding ethical considerations and business conduct, and monitored compliance with laws and regulations. The Audit Committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The Audit Committee also met privately with the internal auditors and with representatives of KPMG to encourage confidential discussions as to any accounting or auditing matters.

    The Audit Committee has reviewed and discussed with management and representatives of KPMG, the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 30, 2000. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), and has received the written disclosure and letter from KPMG required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") delineating all relationships they have with us and has discussed with them their independence. Based on the review and discussions referred to above, the members of the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 30, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also determined that KPMG's fees and services are consistent with the maintenance of their independence as our independent certified public accountants.

    The Audit Committee adopted a new charter in 2000 and reviewed the same charter in January 2001 and found it to be adequate. The charter is attached to this Proxy Statement as Exhibit A.

                              Jarobin Gilbert, Jr.
                              Charles W. Gaillard
                              Victoria B. Jackson

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

    Set forth below is a graph which compares the cumulative total shareholder return on our common stock to the Standard & Poor's MidCap 400 Index and to a Peer Group consisting of two companies which are U.S.-based anchor bottlers, The Pepsi Bottling Group, Inc. ("PBG") and Coca-Cola Enterprises, Inc. ("CCE"). The comparison covers the period from the date of the PepsiCo transaction described on page 1 of this proxy statement (May 20, 1999) to December 29, 2000.

              COMPARISON OF CUMULATIVE RETURNS SINCE MAY 20, 1999

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            PAS      PBG      CCE    MIDCAP400
05/20/99  $100.00  $100.00  $100.00    $100.00
12/31/99   $72.84   $75.06   $57.79    $110.85
12/29/00   $91.73  $175.59   $55.05    $130.26

    Shareholder return in the above graph assumes reinvestment of all dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    STOCK OWNERSHIP AND DIRECTOR RELATIONSHIPS

    At February 28, 2001, PepsiCo's ownership represented approximately 37% of our outstanding common stock. In addition, two of our directors, Robert F. Sharpe, Jr. and Matthew M. McKenna, are executive officers of PepsiCo. In addition, Dakota Holdings, LLC, of which PepsiCo and Mr. Pohlad are affiliates, owns approximately 9.3% of PepsiAmerica's outstanding common stock. See "Proposal 1: Election of Directors".

    AGREEMENTS AND TRANSACTIONS WITH PEPSICO

    PepsiAmericas and PepsiCo have entered into transactions and agreements with one another incident to their respective businesses, and PepsiAmericas and PepsiCo are expected to enter into material transactions and agreements from time to time in the future.

    Material agreements and transactions between PepsiAmericas and PepsiCo are described below.

    BOTTLING AGREEMENTS AND PURCHASES OF CONCENTRATES AND FINISHED
PRODUCTS. PepsiAmericas purchases concentrates from PepsiCo and manufactures, packages, distributes and sells carbonated and non-carbonated beverages under various bottling agreements with PepsiCo. These agreements give PepsiAmericas the right to manufacture, package, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. These agreements include a Master Bottling Agreement for beverages bearing the "Pepsi-Cola" and "Pepsi" trademarks, including Diet Pepsi and Pepsi One in the United States. The agreements also include a Bottling and Distribution Agreement for non-cola products in the United States, a Master Fountain Syrup Agreement and an Allied Brands Fountain Agreement for fountain syrup in the United States, and an International Bottling Agreement and an International Allied Brand Bottling Agreement similar to the Fountain Agreement for countries outside the United States. These agreements provide PepsiCo with the ability to set prices of concentrates, as well as the terms of payment and other terms and conditions under which PepsiAmericas purchases such concentrates. In addition, PepsiAmericas bottles water under the "Aquafina" trademark pursuant to an agreement with PepsiCo, which provides for payment of a royalty fee to PepsiCo. PepsiAmericas also purchases finished beverage products from PepsiCo and certain of its affiliates, including tea, concentrate and finished beverage products from a Pepsi/Lipton partnership, as well as finished beverage products from a PepsiCo/Starbucks partnership.

    During 2000, total payments by PepsiAmericas to PepsiCo for concentrates, royalties and finished beverage products were approximately $505 million.

    PEPSIAMERICAS MANUFACTURING AND NATIONAL ACCOUNT SERVICES. PepsiAmericas provides manufacturing services to PepsiCo in connection with the production of certain finished beverage products, and also provides certain manufacturing, delivery and equipment maintenance services to PepsiCo's national account customers. In 2000, PepsiCo paid PepsiAmericas approximately $15 million in connection with these services.

    SHARED SERVICES. PepsiCo provides various services to PepsiAmericas for territories acquired from PepsiCo in 1999 pursuant to a shared services agreement, including procurement of raw materials, processing of accounts payable and credit and collection, certain payroll tax services and information technology maintenance. In 2000, PepsiAmericas paid approximately $5 million to PepsiCo for shared services.

    MARKETING AND OTHER SUPPORT ARRANGEMENTS. PepsiCo provides PepsiAmericas with various forms of marketing support. The level of this support is negotiated annually and can be increased or decreased at the discretion of PepsiCo. This marketing support is intended to cover a variety of programs and initiatives, including direct marketplace support (including point-of-sale materials), capital equipment funding and shared media and advertising support. In 2000, PepsiCo paid approximately $78 million to PepsiAmericas for direct marketing support funding.

    TRANSACTIONS WITH BOTTLERS IN WHICH PEPSICO HOLDS AN EQUITY
INTEREST. PepsiAmericas sold finished beverage products to other bottlers, including The Pepsi Bottling Group, Inc. ("PBG"), a bottler in which

PepsiCo owns an equity interest. These sales occurred in instances where the proximity of PepsiAmericas' production facilities to the other bottlers' markets or lack of manufacturing capability, as well as other economic considerations, made it more efficient or desirable for the other bottlers to buy finished product from PepsiAmericas. In 2000, PepsiAmericas' sales to other bottlers, including those in which PepsiCo owns an equity interest, were approximately
$43 million. PepsiAmericas' purchases from such other bottlers in 2000 were not material.

    PBG also provides certain administrative support services to PepsiAmericas. In 2000, PepsiAmericas paid PBG approximately $1 million for these services.

    AGREEMENTS AND RELATIONSHIPS WITH DAKOTA HOLDINGS, LLC AND MR. POHLAD.

    Under the terms of the PepsiAmericas Merger Agreement and related documents, Robert C. Pohlad became our Chief Executive Officer and a director upon the completion of the 2000 merger. See "Proposal 1: Election of Directors". In January of 2001, Mr Pohlad was elected to the position of Vice Chairman of the Board of Directors. Mr. Pohlad and his affiliates have various relationships with PepsiAmericas which arise in connection with the merger and which are described below.

    Dakota Holdings, LLC is a Delaware limited liability company whose members include PepsiCo, the Pohlad Companies and Mr. Pohlad. In connection with the PepsiAmericas merger, Dakota Holdings, LLC became the owner of 14,562,970 shares of our common stock, which includes a warrant to acquire 377,128 shares of our common stock. See "Our Largest Shareholders." Mr. Pohlad is the President and the owner of one-third of the capital stock of Pohlad Companies. John F. Bierbaum, Executive Vice President of PepsiAmericas, is also an officer of Pohlad Companies.

    Under the terms of the PepsiAmericas Merger Agreement, Dakota Holdings, LLC was required to elect a contingent payment alternative in exchanging its shares of the former PepsiAmericas. Accordingly, in connection with the transaction, Dakota Holdings, LLC acquired the right to receive in the future up to 6,669,747 shares of PepsiAmericas common stock if certain performance levels are met for the years 2000 through 2002. The Affiliated Transaction Committee of the Board of Directors oversees the process of determining whether the contingent payments are earned under the PepsiAmericas Merger Agreement. See "Our Board of Directors and Committees--Affiliated Transaction Committee."

    Also in connection with the PepsiAmericas merger, we agreed to sell an aggregate of up to 1,710,863 shares of our common stock, at a price of $14.6125 per share, to the former PepsiAmericas shareholders who participated in the contingent payment alternative and wished to purchase such shares. Dakota Holdings, LLC had the right to purchase any of those shares that were not purchased by other shareholders entitled to make such purchases. In December of last year, Dakota Holdings, LLC acquired 1,707,551 shares in connection with these transactions. Also in connection with the PepsiAmericas merger, Pohlad Companies separately negotiated the right to acquire from PepsiCo up to $25 million of our stock at a price of $14.6125 per share. This transaction was also completed in December of last year, and the shares transferred in connection with both of the foregoing transactions are reflected in the 14,562,970 shares owned by Dakota Holdings, LLC.

    AGREEMENTS WITH MANAGEMENT

    In September of 2000, the Management Resources and Compensation Committee of the Board of Directors approved a short-term relocation bridge loan to Larry D. Young, our President and Chief Operating Officer--International, in connection with his relocation from Illinois to Minnesota. The loan was in the principal amount of $500,000, with interest at the rate of 6.05% per annum. The loan has been repaid in full.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Audit Committee has recommended, and the Board of Directors has reappointed, the firm of KPMG LLP as independent certified public accountants to audit our financial statements for fiscal year 2001. Representatives of KPMG LLP are expected to be present at the meeting and they will have the opportunity to make a statement if they desire to do so. In addition, they are expected to be available to respond to appropriate questions.

    AUDIT FEES. KPMG billed us $885,000 for professional services rendered for the audit of our annual financial statements for the fiscal year ended
December 30, 2000 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. KPMG did not provide any professional services relating to our financial information systems design and implementation in the fiscal year ended December 30, 2000, and therefore no fees were billed to us in connection with those activities.

    ALL OTHER FEES. KPMG billed us $138,000 for statutory audits and $650,000 for tax-related work and other professional services, for a total of $788,000 for all other professional services rendered to us for the fiscal year ended December 30, 2000.

    The Audit Committee of the Board of Directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant's independence. See "Report of the Audit Committee".

                            PEPSIAMERICAS' FORM 10-K

    We will send a copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2000, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to PepsiAmericas, Inc., attention Corporate Secretary, 3501 Algonquin Road, Rolling Meadows, Illinois 60008.

               SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

    PepsiAmericas' bylaws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders or propose business for consideration at such meeting, the shareholder must generally notify PepsiAmericas in writing at the principal executive office of PepsiAmericas not later than the close of business the 60th day nor earlier than the 90th day prior to the meeting. The 2002 annual meeting is currently expected to be held on May 1, 2002. Accordingly, a shareholder nomination or proposal intended to be considered at the 2002 annual meeting must be received by the Corporate Secretary on or after January 31, 2002, and on or prior to March 2, 2002. Proposals should be mailed to the Corporate Secretary, PepsiAmericas, Inc., 3501 Algonquin Road, Rolling Meadows, Illinois 60008. A copy of our bylaws may be obtained from the Corporate Secretary, by written request to the same address.

    In addition, if you wish to have your proposal considered for inclusion in our 2002 proxy statement, we must receive your proposal on or before January 1, 2002.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

                                            By Order of the Board of Directors

                                              [Steven R. Andrews Signature]

                                                    Steven R. Andrews
                                                   CORPORATE SECRETARY

                                                                       EXHIBIT A

                              WHITMAN CORPORATION
                         CHARTER OF THE AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS

                              WHITMAN CORPORATION
                         CHARTER OF THE AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS

I.  PURPOSE

    The primary purpose of the Audit Committee is to assist the Board of Directors (the "Board") of Whitman Corporation (the "Company") in fulfilling its oversight responsibilities with respect to financial statements, reports and other financial information and internal controls of the Company. In this regard, the Audit Committee shall:

    1. Serve as an independent and objective body to monitor and provide oversight of the Company's financial reporting process and internal control systems;

    2. Serve, together with the Board, as the ultimate authority to which the independent auditor (the "Independent Auditor") and the internal auditing department ("Internal Audit") are accountable, and have, together with the Board, the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Independent Auditor (or to nominate the Independent Auditor to be proposed for shareholder approval in any proxy statement);

    3. Provide an open avenue of communication among the Independent Auditor, financial and senior management, Internal Audit, and the Board.

II. COMPOSITION AND EXPERTISE

    1. Members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange and any other market or markets, if any, on which the securities of the Company or any of its subsidiaries are traded. Determinations as to whether a particular director satisfies the requirements for membership on the Audit Committee will be made by the Board.

    2. The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall have been duly elected and qualified. If a Chair is not designated by the full Board, the members of the Audit Committee may elect a temporary Chair at each meeting of the Audit Committee by majority vote.

III. DUTIES AND RESPONSIBILITIES

    The Audit Committee shall:

    Documents/Reports Review

     1. Review the adequacy of this Charter at least annually and at such other intervals as the Audit Committee or the Board determines and file the Charter and/or any amendments thereto with the SEC or any other governmental or regulatory bodies as required.

     2. Review and discuss with management the annual audited and interim financial statements.

     3. Review significant reports to management prepared by the Independent Auditor or Internal Audit and any responses to the same by management.

    Independent Auditor

     4. Review and recommend to the Board the selection of the Independent Auditor to audit the financial statements and accounts of the Company.

     5. Review and approve the fees and other compensation of the Independent Auditor and Internal Audit (if such function is outsourced).

     6. Review and discuss with the Independent Auditor all significant relationships which the auditor and its affiliates have with the Company and its affiliates in order to determine the auditor's independence, including: (i) requesting, receiving and reviewing, on a periodic basis, a formal written statement delineating all relationships between them which may reasonably be thought to bear on the independence of the Independent Auditor with respect to the Company; (ii) discussing with the Independent Auditor any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor; and
        (iii) recommending that the Board take appropriate action in response to the Independent Auditor's report.

     7. Review with the Independent Auditor the scope of the annual audit and review the planning and staffing of the audit.

    Financial Reporting Process

     8. Review the financial reporting procedures and audit controls, both internal and external, based on consultation with the Independent Auditor and Internal Audit.

     9. Review the Independent Auditor's judgment about the quality and appropriateness of accounting principles as applied to the Company's financial reporting.

    10. Consider and, if appropriate, recommend to the Board significant changes to auditing and accounting principles and practices as suggested by the Independent Auditor, management or Internal Audit.

    Process Improvement

    11. Review annually with Internal Audit the scope of the internal audit work, as well as budget and staffing.

    12. Review with each of management, the Independent Auditor and Internal Audit any significant difficulties encountered during the course of each audit.

    13. Review and discuss with the management, the Independent Auditors and/or Internal Audit any significant disagreement among management, the Independent Auditor and/or Internal Audit in connection with the preparation of the financial statements, as provided in SAS 61, as modified or supplemented from time to time.

    14. Review with the Independent Auditor, Internal Audit and management any significant changes in the Company's auditing and accounting principles and practices.

    15. Review with the Independent Auditor, Internal Audit and management the extent to which changes or improvements in financial or accounting practices and internal controls, as approved by the Audit Committee, have been implemented.

    Other

    16. Annually prepare a report to shareholders as required by the Securities and Exchange Commission.

    17. Keep a record of the acts and proceedings of the Audit Committee and report thereon to the Board periodically or whenever requested to do so.

    18. Review, with the Company's General Counsel, legal compliance matters or any legal matter that could have a significant impact on the Company's financial statements.

    19. Perform such other activities, consistent with this Charter, the Company's Articles of Incorporation, By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

    20. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, among management, the Independent Auditor or Internal Audit or to assure compliance with laws and regulations.

     PLEASE MARK YOUR
/X/  VOTE AS IN THIS
     EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS.

-------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS.
-------------------------------------------------------------------------------

                                FOR              WITHHELD
Item 1.  Election of
         Directors              / /                 / /
         (see
         reverse).

For, except vote withheld from the following:


---------------------------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
                                SPECIAL ACTION
-------------------------------------------------------------------------------
Change of Address/          / /
Comments

Discontinue Annual Report   / /
Mailing for this Account

Will Attend Annual Meeting  / /
-------------------------------------------------------------------------------

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


---------------------------------------------------------------

                                                           2001
---------------------------------------------------------------
SIGNATURE(S)                                 DATE


-------------------------------------------------------------------------------
                       ARROW     FOLD AND DETACH HERE     ARROW



                              [PEPSIAMERICAS LOGO]

                              PEPSIAMERICAS, INC.
                        ANNUAL MEETING OF SHAREHOLDERS

                   THURSDAY, MAY 3, 2001, AT 10:30 A.M. CDT

                      FOUR SEASONS HOTEL - DELAWARE ROOM
                            120 EAST DELAWARE PLACE
                               CHICAGO, ILLINOIS

                                   P R O X Y

                              PEPSIAMERICAS, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
        THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS--MAY 3, 2001

The undersigned hereby constitutes and appoints Robert C. Pohlad, John F. Bierbaum and Steven R. Andrews, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of PepsiAmericas, Inc. to be held in the Four Seasons Hotel, Delaware Room, 120 East Delaware Place, Chicago, Illinois at 10:30 a.m. CDT on Thursday, May 3, 2001 and at any adjournments thereof, on all matters coming before said meeting.

Election of Directors, Nominees.

Herbert M. Baum, Richard G. Cline, Pierre S. du Pont, Archie R. Dykes, Charles W. Gaillard, Jarobin Gilbert, Jr., Victoria B. Jackson, Matthew M. McKenna, Robert C. Pohlad, Robert F. Sharpe, Jr.

                           (Change of Address/Comments)

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding Box on the reverse side of this card.)


This Proxy also serves as a voting instruction card to the Trustee for shares, if any, held in the trust for the Company's Retirement Savings Plan.

SHAREHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE, AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

                                                                  SEE REVERSE
                                                                      SIDE

-------------------------------------------------------------------------------
                       ARROW     FOLD AND DETACH HERE     ARROW


     THIS PROXY SHOULD BE MAILED IN THE ENCLOSED ADDRESSED ENVELOPE (NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES). TO ASSURE THE NECESSARY REPRESENTATION AT THE ANNUAL MEETING, PLEASE DATE AND SIGN THIS PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE. PLEASE MAIL YOUR PROXY EVEN THOUGH YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU VOTE IN PERSON AT THE ANNUAL MEETING, YOUR PROXY WILL NOT BE USED.